Exhibit 10(r)

51 West 52nd Street
New York, NY 10019

Anthony G. Ambrosio
c/o CBS Corporation
51 W. 52nd Street
New York, NY 10019

Dear Tony:	February 6, 2015

Reference is made to your employment agreement with CBS Corporation (“CBS”), dated as of June 7, 2013 (the “Agreement”). All defined terms used without definitions shall have the meanings provided in the Agreement. This letter, when fully executed below, shall amend the Agreement as follows:

1.    Paragraph 7(f)(iii) of the Agreement shall be amended to revise clause (B) in its entirety to read as follows:

“(B)    if CBS terminates your employment beyond the eighteen (18) month period following the Expiration Date as an ‘at will’ employee without Cause (as that term is defined in paragraph 7(a)(i)), then, except as set forth in paragraph 7(k)(v) of the Agreement, you shall become eligible to receive severance under the then current CBS severance policy applicable to executives at your level, subject to the terms of such severance policy (including your execution of a release in favor of CBS pursuant to such policy to the extent required).”

2.    Paragraph 7(k)(ii) of the Agreement shall be amended to revise the introductory paragraph in its entirety to read as follows:

“(ii)    Termination Payments. In the event that (x) CBS terminates your employment without Cause (as defined in paragraph 7(a)(i)), whether during or after the Term; (y) you resign your employment with Good Reason (as defined in paragraph 7(c)(i)), whether during or after the Term; or (z) your employment ceases under circumstances described in paragraph 7(f)(ii) or 7(f)(iii), in each case during the twenty-four (24) month period following the date of a Corporate Event, you shall thereafter receive, less applicable withholding taxes, the Accrued Obligations, payable within thirty (30) days following your termination date, and subject to your compliance with paragraph 7(j) hereunder, the following payments and benefits:”

3.    Paragraph 7(k)(ii)(E)(III) of the Agreement shall be amended to replace the proviso with the following:

“provided, however, that with respect to any RSU and other equity awards

Anthony G. Ambrosio
February 6, 2015

that remain subject to performance-based vesting conditions on your termination date, in the event and limited to the extent that compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such RSU or other equity award under Code Section 162(m), such award shall vest if and to the extent the Committee certifies that the performance goal relating to such award has been met, or, if later, the Release Effective Date, and shall be settled within ten (10) business days thereafter; provided, further, that with respect to any RSU and other equity awards that remain subject to performance-based vesting conditions on your termination date, in the event and to the extent that compliance with the performance-based compensation exception under Code Section 162(m) is not required in order to ensure the deductibility of any award, such award shall immediately vest (with an assumption that the performance goal was achieved at target level, if and to the extent applicable) on the Release Effective Date and be settled within ten (10) business days thereafter.”

4.    Paragraph 7(k)(v) of the Agreement shall be amended to delete the phrase “If a Corporate Event occurs during the Term, the” and to replace it with the word “The”.

5.    Paragraph 18 of the Agreement shall be renumbered as paragraph 19, and a new paragraph 18 shall be inserted to read as follows:

“18.    Limitation on Payments.

(a)     In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to you (i) constitute ‘parachute payments’ within the meaning of Section 280G of the Code and (ii) but for this paragraph 18, would be subject to the excise tax imposed by Section 4999 of the Code, then your payments and benefits under this Agreement or other payments or benefits (the ‘280G Amounts’) will be either:

(i)     delivered in full; or

(ii)     delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code;

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you on an after-tax basis of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

(b)     In the event that a reduction of 280G Amounts is made in accordance with this paragraph 18, the reduction will occur, with respect to

Anthony G. Ambrosio
February 6, 2015

the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(i)         reduction of the accelerated vesting of any stock options for which the exercise price exceeds the then current fair market value;

(ii)        reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(iii)       cancellation of equity awards other than those described in clause (i) above that were granted ‘contingent on a change in ownership or control’ within the meaning of Code Section 280G, in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first);

(iv)       reduction of the accelerated vesting of equity awards other than those described in clause (i) above in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and

(v)        reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will you have any discretion with respect to the ordering of payment reductions.

(c)     Unless you and CBS otherwise agree in writing, any determination required under this paragraph 18 will be made in writing by a nationally recognized accounting or valuation firm (the ‘Firm’) selected by CBS, whose determination will be conclusive and binding upon you and CBS for all purposes. For purposes of making the calculations required by this paragraph 18, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. CBS and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this paragraph 18. CBS will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this paragraph 18.”

Anthony G. Ambrosio
February 6, 2015

6.    This letter may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

7.    Except as otherwise provided herein, the Agreement shall continue in full force and effect in accordance with its terms.

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If the foregoing correctly sets forth our understanding, please sign, date, and return this letter to the undersigned for execution on behalf of CBS; after this letter has been executed by CBS and a fully-executed copy returned to you, it shall constitute a binding amendment to the Agreement.

Very truly yours,

CBS CORPORATION

By: /s/ Leslie Moonves
Leslie Moonves
President and Chief Executive Officer
ACCEPTED AND AGREED:

/s/ Anthony G. Ambrosio
Anthony G. Ambrosio

Dated: 2/6/2015